Houston American Energy Corp


                             Letter to Shareholders

     It is my pleasure to report to our shareholders on our accomplishments during 2007, a year of record financial performance for Houston American Energy and our first year of after tax earnings profitability.

     Our success during 2007 was once again driven by ongoing strong drilling performance in Colombia where state-of-the-art seismic technology and interpretation have allowed our operating partner to select optimum well sites with a high degree of precision.

     Operational and financial highlights during 2007 included:

     - record production and revenue levels, with revenues climbing 55% from 2006;

     - an almost 7-fold increase in SEC PV10 value of proven reserves to more than $70 million;

     - earnings per share of $0.02, a first in the Company's history, and cash flow from operations of $0.06 per share, up 45% from 2006; and

     - a strong balance sheet at year end with more than $10 million in cash and marketable securities and no debt.

     Our strong balance sheet position and continuing successes in Colombia position Houston American for continued future growth.

     Our strategy continues to focus on international oil production combined with targeted opportunistic domestic activity. Our Caddo Lake Prospect in North Louisiana will be the focus of much of our domestic effort going forward and is expected to develop into a significant natural gas resource play for the Company. We expect development of our Caddo Lake Prospect, coupled with strong cash flow from our Colombian operations, to provide a desirable balance of long life domestic natural gas assets and high cash flow international oil production and assets in Colombia.

     In March 2008, we announced the planned sale of the Caracara contract block interests in Colombia for gross proceeds of approximately $920 million. We hold an approximately 1.6% interest in the Caracara contracts.

     Following the anticipated sale of the Caracara contracts, we will continue to have substantial revenue growth opportunities in Colombia on our remaining seven contract areas where we own interests ranging from 6.25% to 12.5%. Discoveries made in 2007 on our Dorotea and Leona Contract areas have set the stage for aggressive field development in 2008. This development is now underway.


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Our share of proceeds from the planned Caracara sale, together with our current strong cash and working capital position, should allow us to fully participate in the aggressive development of our remaining high working interest prospects in Colombia without the need to access the capital markets. We will be very disappointed if significant increases in cash flow do not result from this drilling activity. In addition new areas in Colombia will be tested this year and these look promising based on our historical success.

     We at Houston American believe that our shareholders will share our enthusiasm as our drilling results come in throughout the year. As virtually all of the wells planned to be drilled in Colombia in 2008 will be drilled on contracts where we hold a 12.5% interest, we are expecting a sharp acceleration in the growth curve for production, cash flow and assets.

     In summary, Houston American will continue to focus on efficiently converting our deep inventory of Colombian prospects to production and cash flow in the coming years while selectively acquiring and undertaking development of high potential domestic prospects such as our Caddo Lake prospect. We are constantly looking at domestic opportunities, but we have set the bar high to ensure that we do not dilute our operating leverage. We expect to achieve significant organic growth, both long and short-term, and, as a result, build value for our shareholders.

     In closing, I want to thank our loyal business partners, and all our shareholders for their continued support and confidence.


/s/ John F. Terwilliger

 JOHN F. TERWILLIGER
Chairman of the Board
President and Chief Executive Officer
April 21, 2008